                                                                    EXHIBIT 10.1



                                                         Contract No. 96MS-95240

                                                                        03/29/96



                               LICENSE AGREEMENT

                                executed by the

                            UNITED STATES OF AMERICA

                              DEPARTMENT OF ENERGY

                           acting by and through the

                        BONNEVILLE POWER ADMINISTRATION

                                      and



                            ELECTRIC LIGHTWAVE, INC.


[Asterisks herein denote confidential material which has been omitted pursuant to a request for confidential treatment. Such material has been filed separately with the Securities and Exchange Commission.]

                               TABLE OF CONTENTS




                               INDEX TO SECTIONS



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SECTION                                                        PAGE

  1.      DEFINITIONS........................................   2
  2.      TERM...............................................   6
  3.      EXHIBITS...........................................   7
  4.      AMENDMENTS.........................................   7
  5.      MILESTONE SCHEDULE.................................   7
  6.      OWNERSHIP..........................................   7
  7.      LICENSE............................................   8
  8.      PERFORMANCE CRITERIA...............................   9
  9.      BUSINESS PLAN......................................  11
  10.     MARKET PRICE ASSESSMENT............................  11
  11.     PAYMENT............................................  12
  12.     MAINTENANCE, REPAIR, AND RESTORATION OF THE CABLE..  13
  13.     REGENERATOR BUILDING(S)............................  18
  14.     RIGHTS AND OBLIGATIONS CONCERNING THE CABLE........  19
  15.     RELOCATION OF THE CABLE............................  21
  16.     REPRESENTATIONS AND WARRANTIES.....................  22
  17.     AUDIT PROCEDURES...................................  24
  18.     INSURANCE..........................................  26
  19.     DEFAULT............................................  29
  20.     TERMINATION........................................  31
  21.     INDEMNIFICATION; WAIVER OF DAMAGES.................  32
  22.     DISPUTE RESOLUTION.................................  34
  23.     GENERAL............................................  36


          Exhibit A  (Route)
          Exhibit B  (Payment Specifications)
          Exhibit C  (Milestone Schedule)
          Exhibit D  (Fiber Specifications)

     This LICENSE AGREEMENT (Agreement), executed March 29, 1996, by the UNITED STATES OF AMERICA (Government), Department of Energy, acting by and through the BONNEVILLE POWER ADMINISTRATION (Bonneville), and Electric Lightwave, Incorporated (ELI), a corporation organized and existing under the laws of the State of Delaware. Both Bonneville and ELI may be referred to herein individually as a "Party" and collectively as the "Parties."


                             W I T N E S S E T H :


     WHEREAS Bonneville owns the Cable and Cable accessories; and

     WHEREAS Bonneville shall retain 12 of the 72 fibers in the Cable for its own use, which will give Bonneville fiber optic cable capacity in excess of that which is needed to operate its transmission communications along the Route; and

     WHEREAS Bonneville is the licensor and ELI is the licensee for 56 of the 72 fibers in the Cable; and

     WHEREAS Bonneville constructs and installs the Cable; and

     WHEREAS Bonneville shall direct and oversee the design and installation of the Cable upon the Route; and

     WHEREAS Bonneville desires to grant a license for a period of time to ELI (as hereinafter defined) respecting the ELI Fiber as defined below, along the Route under the terms and conditions contained herein, including payment by ELI of the Guaranteed Fee Value (hereafter defined), which payment is an essential part of this Agreement;

     NOW, THEREFORE, in consideration of the premises and of the mutual obligations and agreements herein contained, the Parties hereby agree as follows:

1.   DEFINITIONS

     The following terms, when used in this Agreement, shall have the meanings set forth in this section:


     (a) "Bonneville Facilities" means all Bonneville-owned and/or leased structures, buildings, land, access roads, and equipment along the Route.

     (b) "Bonneville Fiber" means 12 dark optical fibers within the Cable designated for Bonneville's use as defined in section 7(b) of this Agreement.

     (c) "Cable" means a Bonneville-owned cable, containing 72 optical fibers, single-mode, nondispersion shifted, to be installed along the Route.

     (d) "Cable Accessories" means the equipment necessary for the attachment of the Cable to the Bonneville Facilities.

     (e) "Cable Specifications" means the drawings and specifications regarding the Cable hardware and materials incorporated into the construction project.

     (f) "Commercial Fiber" means the 56 dark optical fibers within the Cable designated for commercial purposes.

     (g) "Dark Fiber Lease Value" means the sum of all dark fiber lease payments received by ELI for Commercial Fiber.

     (h) "Diverse Fibers" means 4 dark optical fibers within the Cable reserved for diverse switching paths for a SONET ring in order to achieve optimum network robustness and reliability.

     (i) "ELI Transport Service(s)" means Transport Service(s) used by ELI in the delivery of End-User Service(s).

     (j) "ELI Transport Service Value(s)" means the sum of the values for all the ELI Transport Service(s) within the Commercial Fiber as described in Exhibit B.

     (k)  "End-User" means the customers of ELI.

     (l) "End-User Service(s)" means services provided to the End-User, other than Transport Service(s) and Other Service(s).

     (m) "End-User Transport Service Value(s)" means the sum of all payments received by ELI from End-User(s) for Transport Service sales.

     (n) "Energization" means the time when the Cable is fully installed and the fiber meets testing criteria agreed to by the Parties.

     (o) "Fiber Specifications" means the performance attributes of the fiber within the Cable as described in Exhibit B.

     (p) "Guaranteed Fee Value" means the dollar value of 75 percent of all of ELI's monthly leased traffic between the Originating and Terminating Markets measured at Energization or [*], whichever is greater, as specified in Exhibit B.

     (q) "Gross Revenue Value(s) (GRV)" means the sum of ELI's Transport Service Value(s) plus End-User Transport Service Value(s) plus Dark Fiber Lease Value(s) plus Other Service Value(s).

------------------------
* Confidential material has been omitted pursuant to a request for confidential treatment. Such material has been filed separately with the Securities and Exchange Commission.

     (r) "Interest Rate" means .05 per day (18.25 percent per annum) to be compounded daily to the unpaid balance.

     (s)  "License" means the License granted to ELI in section 7(a).

     (t) "Originating and Terminating Markets" means the areas in and around the cities of Portland, Oregon; Seattle, Washington; Tacoma, Washington; Olympia, Washington; as well as other cities adjacent to the Route.

     (u) "Other Transport Service(s)" means services sold over the Commercial Fiber at the Optical Carrier level (e.g. OC1, OC3, OC12, OC48).

     (v) "Other Transport Service Value(s)" means the sum of all payments received by ELI for Other Transport Services.

     (w) "Regenerator Building(s)" means the building(s) along the Route, owned and operated by ELI, that house the terminal and regenerator equipment including any optronics or electronics required by ELI to make use of the ELI Fibers. For the purpose of this Agreement, the Regenerator Building(s) include conduit and fiber optic cable, from the Regenerator Building(s) up to the nearest fiber optic splice box or the nearest substation fence, at Bonneville's discretion.

     (x)  "Route" means the Cable path as described in Exhibit A.

     (y) "Transport Services" means individual DS-0, DS-1, and DS-3 circuits used or sold as bulk transport by ELI for long haul traffic on the Commercial Fiber as described below:

          (1) "Digital Signal Zero (DSO)" means: one (1) 64 Kilobits per second (Kbps) or 56 Kbps digital, pulse coded modulated voice channel;

          (2) "Digital Signal One (DS 1)" means: (i) in the U.S. Digital hierarchy, digital signal level 1 indicates a 1.544 megabytes per second (Mbps) data signal. Also referred to as a T-1; (ii) in the U.S. time-division multiplexing hierarchy, digital signal level 1 (DS-1) indicates the first level of multiplexing. It is defined as 24 DS-0 (64Kbps) circuits multiplexed into a 1.544 Mbps data signal; and

          (3) "Digital Signal Level Three (DS3)" means: (i) in the U.S. Digital hierarchy, digital signal level 3 indicates a 44.736 Mbps data signal, often delivered to customers via optical fiber systems, also referred to as T-3; (ii) in the U.S. time-division multiplexing hierarchy, digital signal level 3 (DS-3) indicates the third level of multiplexing. It is defined as 28 DS 1 (1.544
               Mbps) signals, with added overhead bits, multiplexed onto a
               44.736 Mpbs data signal; (iii) high capacity access service that provides capacity equivalent to 28 DS-1 circuits, 7 DS2 channels, or 672 voice grade special access circuits; also used generically to describe digital data transmission services operating over fiber optic lines at transmission speed of 44.6 Mbps.

2.   TERM


     (a) This Agreement shall be effective at 2400 hours on the date of execution by both Parties (Effective Date) and shall continue in effect for a period of 15 years after Energization, unless sooner terminated or extended in accordance with the terms of this Agreement.

     (b) The term of this Agreement shall be extended only by mutual agreement of the Parties. The Agreement may be extended for two separate 5-year renewal periods. Either Party, shall notify the other Party at least 90 days prior to the expiration date of this Agreement if the notifying Party decides to exercise its renewal option in its discretion. The other Party shall have 45 calendar days to accept or reject the renewal option. The terms and conditions of this Agreement applicable to the initial 15-year period may be modified or renegotiated during the Renewal Period(s) upon mutual agreement by the Parties.


     (c) All obligations incurred and outstanding including Indemnification, under section 21 shall survive the expiration or termination of this Agreement; provided that sections 22 and 23(h) shall survive expiration or termination for 3 years.


3.   EXHIBITS

     Exhibit A (Route); Exhibit B (Payment Specifications); Exhibit C (Milestone Schedule); and Exhibit D (Fiber Specifications); are incorporated into and made a part of this Agreement.


4.   AMENDMENTS

     This Agreement may be amended upon the written agreement of both Parties.


5.   MILESTONE SCHEDULE

     Energization of the Cable is currently scheduled for February 15, 1997. On or before July 15, 1996, Bonneville and ELI agree to complete an evaluation of the milestones, described in Exhibit C, required to complete construction and Energization of the Cable. The evaluation shall determine if Exhibit C can be revised to reflect an earlier Energization date.

6.   OWNERSHIP

     (a) The Cable shall be owned by Bonneville. Simultaneous with completion of installation of the Cable on the Route, and Energization Bonneville shall grant ELI an exclusive license pursuant to section 7 of this Agreement. Bonneville shall retain sole control of the Bonneville Fiber.

     (b) Subject to section 6(a), each Party shall own its own electronic and optronic devices necessary to transmit signals over the fibers each Party controls as specified in this Agreement.


     (c) Bonneville shall own all Bonneville electric transmission facilities, rights-of-way, structures, improvements, and components obtained for or installed on Bonneville Facilities and the Route in accordance with this Agreement.


     (d) Title and ownership of the Cable Accessories, Regenerator Building(s) and related equipment within the Regenerator Building(s) furnished by ELI shall be and remain the property of ELI, except that Bonneville shall gain title to and ownership of such equipment which cannot be removed without damage to Bonneville Facilities.


     7.  LICENSE  (a)  Exclusivity

          Bonneville hereby grants to ELI an exclusive License to use the Commercial Fiber and to manage the Diverse Fibers. This right shall remain exclusive as long as ELI meets or exceeds the Performance Criteria described in section 8.


     (b)  Access to the Route

          ELI shall have access to the Route for the purposes of performing its rights and obligations under this Agreement. Bonneville shall have the right to use the Route, Bonneville Fiber, or any portion thereof, together with the right to enter upon the Route, or any portion thereof, at all times, for any and all purposes. Bonneville shall retain the right to use the Bonneville Fiber for its own internal electric system network and utility business purposes.


     (c)  No Property Interest

          This Agreement shall not confer upon ELI any ownership or possessory interest in the Route or other property owned by Bonneville except as provided herein, and

          ELI agrees that it shall never make any claim of such interest based upon this Agreement.


8.   PERFORMANCE CRITERIA


     (a) Pursuant to section 7(a), ELI's Annual Performance must be equal to or greater than the Performance Criteria associated with the subject year listed in Table A below.


          ANNUAL PERFORMANCE equals the sum of the monthly payments made to Bonneville by ELI for the given 12-month period. Unless otherwise agreed to by the Parties, Year 1 shall commence 30 calendar days following Energization.



                                    TABLE A

          YEAR[*]                                   PERFORMANCE CRITERIA[*]










-----------------------
* Confidential material has been omitted pursuant to a request for confidential treatment. Such material has been filed separately with the Securities and Exchange Commission.

(b)  Bonneville Rights

          (1) If at any time following an audit of performance within 60 days of the conclusion of each annual period, ELI fails to meet the Performance Criteria, Bonneville, at its discretion, may determine the License to be nonexclusive and Bonneville shall have the right to use any unused portion of the Commercial Fiber for any purpose.


               (2) In the event ELI's rights to use the Commercial Fiber becomes nonexclusive, ELI shall cooperate with Bonneville to allow co-location of other users of the Commercial Fiber in ELI's Regenerator Buildings, based on available space. The Parties shall agree to reasonable compensation.


9.   BUSINESS PLAN

     ELI shall develop a Business Plan that describes ELI's proposal for marketing, managing, and utilizing the Cable along the Route. The Business Plan shall include but is not limited to, ELI's marketing strategy for telecommunications service(s) along the Route, customer service, sales strategy for all Transport Services, accounting, billing and collections standards, strategy for maintaining ELI fibers, and plan for maintaining compliance with all regulatory requirements or relevant State regulatory authorities and the Federal Communications Commission. Unless otherwise agreed to by the Parties, ELI shall complete the Business Plan 6 months from the date of execution of this Agreement. Prior to finalization of the Business Plan, Bonneville shall have the right to review ELI's Business Plan for consistency with this Agreement, however, Bonneville shall not be involved in ELI's decisions regarding the marketing, pricing, managing, and use of the Commercial Fiber. ELI shall use its best efforts, consistent with reasonable commercial practices, to maximize the Gross Revenue Value generated pursuant to the License.

10.  MARKET PRICE ASSESSMENT


     (a) Bonneville shall procure under separate agreement, the services of a market assessment consultant to assess market prices of bulk transport services and provide reports to Bonneville.

     (b) Bonneville and ELI agree to equally share in the costs of procuring the services described above.

     (c) The market assessment consultant shall be responsible for acquiring quotes, calculating an average, and delivering the market assessment report to Bonneville using the methodology agreed to by Bonneville and ELI. Bonneville and ELI shall within one hundred twenty (120) calendar days from execution of this Agreement, make their best effort to agree to the methodology.

     (d) Bonneville agrees to allow ELI to participate in the development of the methodology for assessing market price(s) to be used under this Agreement.

     (e) ELI agrees to use the current data provided to Bonneville by the market assessment consultant as a basis for setting ELI Transport Service Value(s) for each ELI Transport Service depending on when the ELI Transport Service is placed in service by ELI. The ELI Transport Service for any specific ELI Transport Service will remain in effect for a period of 36 months, after which the ELI Transport Service must be re-valued based on the current market assessment data.

     (f) The agreed-to methodology may be changed by mutual agreement of Bonneville and ELI.

11.  PAYMENT


     (a) ELI agrees to pay Bonneville under the terms of this Agreement, according to the Payment Specifications described in Exhibit B. In addition to ELI's monthly payment to Bonneville, ELI shall include a monthly report of all transactions. The report will allow Bonneville to account for the Gross Revenue Value (GRV) generated each month. Both Parties shall agree on a reporting format to be used, prior to ELI's first payment to Bonneville.


     (b) Unless otherwise agreed to by the Parties, accounting of the GRV shall begin 30 calendar days following Energization. Payment shall be received by Bonneville from ELI by the 20th of each month for GRV calculated on the previous calendar months' transactions. Payments shall be sent to the address identified in (c) below.


     (c)  Payment shall be sent to:


               Bonneville Power Administration
               Client Support - FCC
               P.O. Box 3621
               Portland, OR 97228-3621

     (d) Payments not received by Bonneville when due shall bear interest at the Interest Rate from the date payment was due until the date payment is made to Bonneville. Late payments shall be collected pursuant to the Debt Collection Act, 1982, 5 U.S.C. 5514, with the exception of section 23(a)(2) of this Agreement.


12.  MAINTENANCE, REPAIR, AND RESTORATION OF THE CABLE


     (a)  Maintenance of the Cable


          (1) During the term of this Agreement, Bonneville shall be responsible for the physical routine maintenance of the Cable and the Cable Accessories.

               Bonneville shall maintain the Cable and the Route at all times in good working order and in a safe condition, in conformity with the Cable Specifications and all applicable laws and regulations.


          (2) Bonneville shall pay all costs associated with the routine maintenance of the Cable.


          (3) ELI shall be responsible for maintenance of its property, including the Regenerator Building(s) along the Route.


     (b)  Detailed Restoration Plan


          (1) Restoration activities will be integral to ensuring successful implementation of this Agreement. Timely restoration is dependent upon the timely coordination and cooperation between Bonneville and ELI. The Parties agree to jointly develop a Detailed Restoration Plan which shall, upon its completion, become part of this Agreement.


          (2) The Parties agree to, within one hundred-twenty (120) days of the execution of this Agreement by both Parties, develop a Detailed Restoration Plan, the specifics of which will be based upon the provisions of this section 12.


          (3) The following provisions described in sections (c) and (d) below shall form the principles and basis for the development of such a plan.


     (c) Restoration Priorities and General Requirements


          (1) Bonneville's obligation to maintain and repair the Cable and any activities incidental thereto shall be subordinate to, and shall not conflict with, Bonneville's rightful use and operation of its transmission facilities. In the event both Bonneville's transmission facilities and the Cable require maintenance or repair, the restoration of the Cable shall be at all times subordinate to the restoration of Bonneville's transmission facilities, unless otherwise agreed to by Bonneville in advance. The restoration of Bonneville's telecommunications system shall take priority over restoration activities related with the Commercial Fiber. In the event that ELI's License becomes nonexclusive pursuant to section 8, the Commercial Fiber used by ELI shall take priority over restoration activities related to any fibers used by any other users of the Commercial Fiber.


          (2) Any and all Bonneville, ELI representatives, or other users of the Commercial Fiber that construct, install, repair, replace, or otherwise handle the Cable, Cable Accessories, Commercial Fiber, Bonneville Fiber, or any related materials and equipment shall be properly trained and equipped to meet all current industry standards.


          (3) A Bonneville representative must be on-site during all repair and restoration work to perform functions such as safety watch, protection of Bonneville's transmission facilities, obtain line clearances. Bonneville shall make its best efforts to have a representative arrive at the site requiring an emergency maintenance activity pursuant to 12(d)(1) of this section.


          (4) The Party performing the repair and restoration shall use prudent business methods to acquire the most cost-effective restoration procedures and materials available given the Cable
               Specifications, Fiber Specifications, and current industry standard.


          (5) Bonneville shall require all employees or agents of ELI or any other users of the Commercial Fiber who work near Bonneville's transmission facilities to demonstrate that they have been properly trained and equipped to perform the work. The Parties shall agree in advance what constitutes proper training and reasonable costs. The costs of agreed-upon training of ELI employees, agents of ELI, or other users of the Commercial Fiber shall be borne by ELI.


          (6) A Bonneville representative shall have the authority to stop any work activities or equipment functions for reasons that he or she determines in good faith to involve potential health hazards, safety concerns, and potential disruption to Bonneville's operating system. Bonneville will make reasonable efforts to coordinate with ELI in case of such events.


     (d)  Restoration of the Cable


          (1) Bonneville shall immediately, upon notification from ELI of interruption in service, failure, disrepair, impairment, or other need for repair or restoration of the Commercial Fiber, begin to mobilize Bonneville crews and make its continuous best effort to achieve such necessary repair or restoration, including making its best effort to have maintenance personnel at the affected site within 4 hours after receipt of such notice, PROVIDED, HOWEVER, subject to section 12(c)(1), that in the event any of ELI's rights are interrupted pursuant to section 23(a), repairs and restoration shall be made as expeditiously as possible. ELI recognizes that the 4-hour response time represents optimal conditions, and may be impossible to achieve when responding to certain remote locations. Actual response times will be influenced by factors such as the terrain, weather conditions present at the time the request is made, and the actual mileage from Bonneville's dispatch station to the fault site.


          (2) For purposes of this section, best efforts means activities and performance consistent with prudent utility practice, existing contract provisions for

               Bonneville's hourly employees ("Collective Agreement between Bonneville and Columbia Power Trades Council"), and response times that do not jeopardize the health and safety of Bonneville employees, agents of Bonneville, ELI employees, or agents of ELI.


          (3) The Detailed Restoration Plan shall set forth the roles and responsibilities of the respective Parties, and shall address issues regarding logistical considerations, response interval factors, communication between the Parties, sequential activity requirements, and other related items which would impact response time and restoration intervals. The aforementioned issues will be taken into consideration in the determination of whether Bonneville has used its best efforts in such restoration or repair activities. The Detailed Restoration Plan will also set forth financial penalties, if any, to be paid to ELI by Bonneville for failure to use its best efforts on any repair or restoration, including the mobilization effort as set forth above.


13.  REGENERATOR BUILDING(S)


     (a) ELI shall have sole responsibility for the expense and acquisition of any property necessary for its equipment along the Route. If space is available at Bonneville substations, such space shall be provided to ELI at Bonneville's "bare land" lease rate under a separate agreement.


     (b) ELI shall provide and own, except as provided in section 6(d), Cable Accessories splice boxes, and other components necessary for the operation of the Commercial Fiber.


     (c) ELI shall have sole responsibility for obtaining electric power and any land rights for Regenerator Building(s).

     (d) ELI shall have sole responsibility for the physical maintenance and environmental compliance associated with the Regenerator Building(s) and the grounds around the Regenerator Building(s).


14.  RIGHTS AND OBLIGATIONS CONCERNING THE CABLE


     (a)  General
          -------


          In the event that ELI requires capacity (other than Transport Service(s)) along the Route, Bonneville and ELI shall agree in writing on how those transactions shall be valued.


          ELI shall not use dark fiber from the Cable for commercial activities not accounted for in this Agreement.

          ELI agrees to utilize the Cable for all ELI capacity needs, existing or arising along the Route and between the Originating and Terminating Markets, except for diversity needs.


     (b)  Permits
          -------




          Bonneville shall acquire all necessary regulatory or governmental permits and approvals required for construction of the Cable along the Route, and ELI shall, at its cost, cooperate and provide Bonneville with such information as Bonneville may reasonably request from ELI in connection with such permits and approvals. ELI shall acquire all necessary regulatory or governmental permits and approvals necessary for ELI's use of the Commercial Fiber for telecommunications services, including Transport Service(s) and Dark Fiber Leases, and any permits and/or approvals that may be required for the Regenerator Building(s). ELI shall not rely upon Bonneville to acquire from any other Federal agency any necessary regulatory or governmental permits and approvals.

          When feasible, Bonneville shall, at its cost, cooperate and provide ELI with such information as ELI may reasonably request form Bonneville in connection with acquiring permits, easements, or additional rights-of-way for the Regenerator Building(s); provided that ELI indemnifies and hold harmless Bonneville from any future liability resulting from such actions.


     (c) Taxes, Mechanic's Liens, and Encumbrances


          ELI shall pay its own income taxes as well as all franchise fees and other fees and taxes resulting from ELI's License or use of the Commercial Fiber. ELI shall keep the Route free and clear from all liens and encumbrances resulting from ELI's use of the Commercial Fiber. If ELI does not pay the foregoing taxes and fees when such become due, and such nonpayment results in the imposition of a lien on, or encumbrance of, the Route, then Bonneville shall have the right, but not the obligation, to pay all amounts due and discharge such lien or encumbrance, upon 30 calendar days prior written notice to ELI. In the event Bonneville causes such liens or encumbrances to be discharged, ELI shall reimburse Bonneville upon demand together with interest thereon at the Interest Rate, accruing from the date that Bonneville makes payment discharging such liens or encumbrances until the date Bonneville receives full reimbursement from ELI. ELI shall have the absolute right to dispute or challenge any tax or fee assessed on its use of the Commercial Fiber.


     (d)  Access Roads


          ELI may use Bonneville's access roads to access the Regenerator Building(s), provided that heavy vehicles or other equipment being used on the access road will not at any time impair the use of the access road by Bonneville. Access to the roads shall be limited to the times and frequency required for maintenance and operation of the Regenerator Building(s) and equipment, and any repair and restoration of the Cable pursuant to section 12. ELI shall at ELI's expense repair any damage to the access roads caused as a result of ELI's use of the access roads.

          ELI shall acquire access easements to the Regenerator Building(s) where Bonneville access roads are not available.


     (e)  Environmental Compliance Activities


          Bonneville shall be responsible for compliance with the National Environmental Policy Act (NEPA) and shall acquire all necessary permits associated with the project operations, maintenance, and construction of the Cable. ELI shall at its expense, cooperate and provide Bonneville with such information as it may reasonably request in connection with such compliance and permits. The project activities will be limited to construction and operation of cable, hardware, Regenerator Building(s), access roads and distribution lines if needed for Regenerator Building(s). If any mitigation measures are required along the Route as part of the NEPA compliance activities, these measures will be performed by Bonneville at the sole cost of Bonneville. Contacts with the local landowners will be performed by Bonneville-appointed representatives. Any landowner compensation required as part of the NEPA and project activities will be made by Bonneville. All of the compliance and permitting activities undertaken by Bonneville pursuant to this subparagraph (e) shall be at the cost and expense of Bonneville.


15.  RELOCATION OF THE CABLE


     In the event that the Cable may require relocation or replacement during the term of this Agreement. The cost of such relocation or replacement shall be allocated as follows:


     (a)  If requested by ELI, ELI shall pay all such costs;


     (b) If requested by Bonneville due to requirements necessary to provide economical and reliable electric power, Bonneville shall pay all such costs;


     (c) If the Cable must be relocated due to the order of any court, governmental agency, or in conjunction with the operational needs of Bonneville, Bonneville shall, in consultation with ELI, designate a new route for the Cable. The costs associated with such required relocation that are not paid by a third party, shall be paid by Bonneville. ELI shall be responsible for any relocation costs associated with ELI's Regenerator Building(s), ELI-owned cable, and ELI-owned terminal equipment.


16.  REPRESENTATIONS AND WARRANTIES


     (a)  ELI


          ELI represents and warrants to Bonneville as follows:


          (1) ELI is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware. ELI is duly qualified to do business and is in good standing in the States of Oregon and Washington. ELI covenants that it will maintain any necessary Federal, State, or local compliances needed to continue to do business in the States of Oregon and Washington. ELI has full power and authority to execute, deliver, and perform its obligations under this Agreement. The execution of this Agreement by ELI has been duly and validly authorized by all necessary action on the part of ELI. This Agreement is a legal, valid, and binding obligation of ELI, enforceable against ELI in accordance with its terms. The execution and delivery of this Agreement by ELI and the performance of the terms, covenants, and conditions contained herein will not violate the articles of the corporation, or bylaws of ELI, or any applicable law or regulation or any order of court or arbitrator, and will not conflict with and will not constitute a material breach of, or default under, the provisions of any contract by which ELI is bound. Except as otherwise stated herein, no approval, authorization, or other action by any governmental authority or filing with any such authority which has not been obtained or accomplished is required in connection with the execution, delivery, and performance by ELI of this Agreement.

          (2) ELI or any assignee of the License or this Agreement shall remain a majority controlled subsidiary of Citizens Utilities (Citizens). Any assignment of the License of this Agreement to parties not owned by Citizens shall be with the written consent of Bonneville, such consent shall not be unreasonably withheld.


          (3) There are no known actions, suits, or proceedings pending or overtly threatened against ELI before any court or administrative agency that would materially impair ELI's performance of its obligations under this Agreement.


     (b)  Bonneville


          Bonneville represents and warrants to ELI as follows:


          (1) Bonneville is duly authorized to execute this Agreement. This Agreement constitutes a legal and valid obligation of Bonneville enforceable in accordance with its terms to the full extent provided by law. The enforceability of this Agreement is qualified as to:


               Limitations imposed by bankruptcy laws of the United States, insolvency, reorganization, arrangement, moratorium, or other laws relating to or affecting the enforcement of creditors' rights generally.


          (2) Upon execution of this Agreement, Bonneville warrants that there are no known conflicts with this Agreement and that this Agreement does not constitute a material breach of or a default under any constitutional provision, law, or administrative regulation, or violate any judgment, decree, or other instrument, or any other contract related to the Route to which Bonneville is a Party or to which Bonneville or any of its property or assets is subject.

          (3) Bonneville has made no other representations or warranties outside of this Agreement and ELI acknowledges and agrees that it is not relying on any other representations or warranties.


     (c)  No Bonneville Warranty Concerning Route


          Bonneville makes no representation or warranty whatsoever concerning the physical characteristics of the Route. ELI acknowledges that neither Bonneville nor any of Bonneville's officers, employees, representatives, contractors, or subcontractors or agents have made any such representation, nor is Bonneville or ELI entering into this Agreement in reliance upon any such representation or warranty.


17.  AUDIT PROCEDURES


     (a)  Records


          The Parties shall maintain true and correct sets of records in connection with the performance of this Agreement. ELI shall retain records of all transactions with supporting documentation related thereto for a period of not less than 3 years after the term of a specific transaction has expired and receipt of final payment by ELI to Bonneville. The records in connection with each financial transaction shall include an accounting of gross revenues, revenue shares, and billing and collection.


     (b)  Audit Rights


          Notwithstanding anything in this Agreement to the contrary, Bonneville or Bonneville's agent may at Bonneville's expense request and perform a complete audit of ELI's financial records to verify the accur acy of the Gross Revenue Value, and Bonneville revenue share, as determined and accounted for by ELI in connection with the terms of this Agreement. In the event that the Parties agree that Bonneville's audit is determined to be correct,

          ELI shall reimburse Bonneville the agreed upon amount, including interest owed. In the event that ELI disagrees with the results of Bonneville's audit and resolution is not reached between the Parties, the Parties agree to resolve the dispute pursuant to section 22 of this Agreement.


     (c) Bonneville reserves the right to conduct technical audits, including physical inspection of the number, type and use of circuits, including Transport Service(s) sold, used, and administered by ELI using the Commercial Fiber.

18.  INSURANCE


     (a)  General


          At all times during the term of this Agreement and the License term, ELI, at its own cost and expense, shall provide the insurance specified by this section.


     (b)  Evidence Required


          On the Effective Date of this Agreement, ELI shall provide Bonneville with a certificate of insurance (Certificate of Insurance) executed by an authorized representative of the insurer(s) evidencing that ELI insurance complies with this section. A copy of all required endorsements shall be attached to and form a part of the Certificate of Insurance.


     (c) Notice of Cancellation, Reduction, or Material Change in Coverage Policies shall be endorsed to provide Bonneville with 30 calendar days' prior written notice of any cancellation, reduction, or material change in coverage. If insurance coverage is due to be canceled, reduced, or materially changed, ELI shall, within 30 calendar days before the effective date of such cancellation, reduction, or material change, obtain the coverage required under this section 18 and provide to Bonneville documentation evidencing such coverage. ELI shall be responsible for the costs of any damage, liability, or injury occurring during any period of cancellation, reduction, or material change in insurance coverage to the extent such costs are not otherwise covered by insurance; provided that ELI shall not be responsible for the costs of any damage, liability, or injury occurring during any such period if such damage, liability, or injury was caused by Bonneville's gross negligence or willful misconduct.


     (d)  Qualifying Insurers


          Policies shall be issued by companies which hold a current policyholders alphabetic and financial size category rating of not less than A:X according to Best's Insurance Reports.

     (e)  Insurance Required


          (1)  Liability


               Commercial general liability insurance for bodily injury (including death) and property damage shall provide limits of not less than $ 10 million per occurrence.


           (A) Coverages included shall be:


               (i)    premises and operations;

               (ii)   broad form property damage;

               (iii)  products and completed operations;

               (iv)   blanket contractual liability;

               (v)    personal injury liability;

               (vi)   cross-liability and severability of interests; and

               (vii)  independent contractors liability.


           (B) Coverage shall be endorsed to include the following:


               (i) inclusion of Bonneville, its officers, representatives, agents, and employees as an additional insured as respects services or operations in connection with this Agreement; and


               (ii) stipulation that the insurance is primary insurance and that no insurance or self-insurance of Bonneville will be called upon to contribute to a loss.

          (2) BUSINESS AUTOMOBILE LIABILITY INSURANCE


               Business Automobile Liability Insurance for bodily injury (including death) and property damage shall provide total limits of not less than $2 million combined single limit per occurrence to all owned, nonowned, and hired vehicles.


          (3) WORKERS' COMPENSATION/EMPLOYEES LIABILITY INSURANCE

               Statutory Workers' Compensation and Employer's Liability Insurance for not less than $1 million per occurrence shall apply to employer's liability coverage for all employees engaged in services or operations under this Agreement. The policy shall include broad form all-States/other States coverage.


     (f)  Special Provisions


          (1) The foregoing requirements as to the types and limits of insurance coverage to be maintained by ELI, and any approval of said insurance by Bonneville or ELI, are not intended to and shall not in any manner limit or qualify the liabilities and obligations otherwise assumed by ELI pursuant to this Agreement, including, but not limited to, the provisions concerning indemnification.


          (2) Bonneville acknowledges that some insurance requirements contained in this section 18 may be fulfilled by a funded self-insurance program of ELI or it's parent company, Citizens Utilities. However, this shall not in any way limit liabilities assumed by ELI under this Agreement. Any self-insurance program must be first approved in writing by Bonneville.


19.  DEFAULT


     (a)  Events of Default

          If either Party is in material breach or default (Defaulting Party), under this Agreement, the other Party (Non-Defaulting Party) may notify in writing the Defaulting Party that it is in material breach or default, such notice to be effective upon its receipt by the Defaulting Party. Material breach or default under this Agreement shall include, but is not limited to the following:

          (1) failure to make any payment when due hereunder; with the exception of payments that become payable during periods of Force Majeure as provided in section 23(a)(2).


          (2) failure to perform any obligations required to be observed or performed hereunder;


          (3) any representation or warranty made by one Party to the other herein proving incorrect in any material respect as of the date of the making thereof;


          (4) ELI files a voluntary petition in bankruptcy, or a petition in bankruptcy is filed against ELI and not dismissed within 60 days, or ELI is adjudicated as bankrupt or insolvent, or files any petition or answer seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any present or future Federal, State, or other statute, law, or regulation relating to bankruptcy, insolvency, or other relief for debtors, or seeks or consents to or acquiesces in the appointment of any trustee, receiver, custodian, liquidator, or similar official of ELI, or makes any general assignment for the benefit of creditors;


          (5)  material interference by a Party to the other Party's operations;
               or


          (6) failure to make restitution for any damage to a Party's real property or equipment caused as a result of the negligent or willful acts or omissions of the other Party when such damage causes material interference to a Party's operations.

     (b)  Remedies


          (1)  DEFAULTING PARTY'S RIGHT TO CURE

               The Defaulting Party shall have the right to cure any material breach or default under this Agreement within 30 calendar days after the receipt by the Defaulting Party of notification of such material breach or default. In the case of any material breach or default which may not reasonably be cured within 30 calendar days, other than in the case of a breach of section 19(a)(1), with such 30 calendar day period, the Defaulting Party shall have the right to provide the Non-Defaulting Party with a plan for the appropriate actions to cure such material breach or default, which plan shall be subject to the approval of the Non-Defaulting Party, which approval shall not be unreasonably withheld. Within 30 calendar days of submission of the plan, the Defaulting Party must commence diligently pursuing appropriate action under the plan to cure the material breach or default, and unless otherwise agreed to by the Parties, such material breach or default shall be cured within 90 calendar days of submission of the plan, failing which the Non-Defaulting Party may forthwith and without further notice terminate this Agreement.


          (2)  RIGHTS AND REMEDIES UPON TERMINATION

               Any Party terminating this Agreement under section 20 shall have the additional right to cure any material breach or default of the Defaulting Party to preserve the Non-Defaulting Party's rights that may be prejudiced as a result of such material breach or default and exercise and pursue all other rights and remedies available to it under applicable law.


          (3)  RIGHTS AND REMEDIES CUMULATIVE

               Except as otherwise provided in this Agreement, any right or remedy afforded to either ELI or Bonneville under any provision of this

               Agreement is in addition to, and not in lieu of, all rights or remedies afforded either ELI or Bonneville under any other provision of this Agreement, by law or otherwise.


20.  TERMINATION


     (a)  Termination of this Agreement may occur in the following instances:


          (1) By the Non-Defaulting Party, after the time period for the Defaulting Party to cure a material breach or default has expired;


          (2) By either Party, if the Party claiming Force Majeure has not satisfactorily performed any obligations delayed due to the Force Majeure within 1 year of the notice of the Force Majeure event; or


          (3) Pursuant to Partial Invalidity terms, section 23(d) of this Agreement.


     (b) Subject to section 19(b) the Terminating Party shall give the other Party 30 calendar days advance written notice of Termination, which Termination shall become effective 30 calendar days after the receipt of such notice by the other Party.


21.  INDEMNIFICATION; WAIVER OF DAMAGES


     (a)  Indemnification By ELI


          (1) To the extent allowed by law, ELI shall release and indemnify, defend, and hold harmless Bonneville and each of its directors, officers, agents, representatives, subcontractors, and employees (the "Bonneville Indemnitees") from and against any and all Claims, (i) for injury to or death of a person, including an employee of Bonneville or an ELI Indemnity, or (ii) for loss of or damage to property resulting directly or indirectly from ELI's performance or nonperformance of this Agreement, or (iii) for any Claims against Bonneville by customers of ELI or others doing business with ELI, except in the cases of clauses (i) and (ii) only, to the extent that such Claim is the result of the gross negligence or willful misconduct of a Bonneville Indemnity.


          (2) If gross negligence or willful misconduct of a Bonneville Indemnity has contributed to a Claim, ELI shall not be obligated to indemnify the Bonneville Indemnitees for the proportionate share of such Claims caused by such negligence or willful misconduct. Bonneville shall have the right, at its own cost, to retain counsel, to monitor, or participate in the defense of any Claim that is covered by ELI's indemnity hereunder.


     (b)  Indemnification By Bonneville


          (1) To the extent allowed under the Federal Tort Claims Act, Bonneville shall release and indemnify, defend, and hold harmless ELI and each of its directors, officers, agents, representatives, subcontractors, and employees (the "ELI Indemnitees") from and against any and an Claims for injury to or death of a person, including an employee of Bonneville or an ELI Indemnity, or for loss of or damage to property resulting directly or indirectly from Bonneville's performance or nonperformance of this Agreement, except to the extent that such Claim is the result of the gross negligence or willful misconduct of an ELI Indemnity. In no event shall Bonneville be required to indemnify ELI Indemnities against Claims against ELI by customers of ELI or others doing business with ELI.


          (2) If gross negligence or willful misconduct of an ELI Indemnity has contributed to a Claim, Bonneville shall not be obligated to indemnify the ELI Indemnitees for the proportionate share of such Claims caused by such negligence or willful misconduct. ELI shall have the right, at its own cost, to retain counsel, to monitor, or participate in the defense of any Claim that is covered by Bonneville's indemnity hereunder.


     (c)  Waiver of Certain Damages


          Each Party hereby waives any right to consequential, incidental, special or indirect damages, or damages for lost profits or exemplary damages with respect to any claim arising out of or related to this Agreement. The Parties acknowledge that the foregoing waiver shall not prejudice the right of indemnity respecting any Claim under this section 21.


22.  DISPUTE RESOLUTION


     (a) Pending resolution of a disputed matter, the Parties shall continue performance of their respective obligations hereunder, provided that neither Party shall be required to take any action pending such resolution which it has been advised by counsel, or which it reasonably believes, is unlawful or not permitted pursuant to applicable regulations or permit requirements. Any controversy between the Parties rising out of this Agreement or breach thereof, or out of performance under this Agreement, is subject to the mediation process described below. If not resolved by mediation, then the matter must be submitted to the American Arbitration Association ("AAA") for arbitration before a sole arbitrator.


     (b) A meeting will be held promptly between the Parties to attempt in good faith to negotiate a resolution of the dispute. The meeting will be attended by individuals with decision making authority regarding the dispute. If within 30 calendar days after such meeting the Parties have not succeeded in resolving the dispute, within 30 calendar days thereafter, upon the written notice from either Party to the other Party, submit the dispute to a mutually acceptable third-party mediator who is acquainted with dispute resolution methods. The mediation shall be nonbinding. If the dispute is not resolved by mediation either Party may initiate an arbitration with the AAA, upon the written notice from either Party to the other Party. The dispute shall be resolved by arbitration under the rules and administration of the AAA, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Neither Party is entitled to seek or recover punitive damages in considering or fixing any award under these proceedings.


     (c) The costs of mediation and arbitration, including any mediator's fees, AAA administration fee, the arbitrators fee, and costs for the use of facilities during the hearings, shall be borne equally by the Parties. Reasonable attorneys' fees may be awarded to the prevailing Party (provided such a Party can clearly be determined from the proceedings) at the discretion of the arbitrator. Each Party's other costs and expenses will be borne by the Party incurring them.

23.  GENERAL


     (a)  Force Majeure


          (1) As used in this Agreement, the term "Force Majeure" means acts of God (including, but not limited to, earthquakes, fires, floods, windstorms, landslides, and ice storms); strikes, lockouts, or other labor disputes; acts of public enemy; wars, riots, and insurrection; epidemics; civil disturbances; explosions; train derailments; breakdown or failure of machinery or facilities (excluding the Cable and Cable Accessories); accidents to machinery or equipment (excluding the Cable and Cable Accessories), and delay in delivery of equipment to the extent such occurrences are beyond the reasonable control of the Parties; electrical disturbance originating in or transmitted through such Party's electrical system or equipment or any electrical system with which such Party's system or equipment is interconnected; and any other event, cause, or condition beyond the Party's reasonable control, which, by the exercise of reasonable diligence, prevents the operation of the Cable and prevents the Party claiming Force Majeure from performing its obligations under this Agreement;


          (2) If either Party is unable to carry out its obligations under this Agreement as a result of an event, cause, or condition of Force Majeure, the Party claiming Force Majeure shall give notice and full particulars of such Force Majeure in writing to the other Party within 5 calendar days after the occurrence of the Force Majeure event, cause, or condition. Any obligations that such Party claims it is unable to perform due to an event, cause, or condition of Force Majeure shall be suspended during the continuance of such event of Force Majeure. The Party claiming Force Majeure shall use reasonable efforts to remedy and minimize the effects of such event of Force Majeure with all reasonable dispatch. For purposes of this Agreement, the Parties are obligated to make payments during periods of Force Majeure; PROVIDED, HOWEVER, ELI shall not be obligated to make payments during periods of Force Majeure when ELI is unable to provide service under the terms of the agreement with ELI's customers. Interest shall not accrue on payments that become payable to either Party during the period of any Force Majeure.


          (3) Neither Party shall be liable under this Agreement for, or considered to be in material breach or default under, this Agreement on account of any delay in or failure of performance due to Force Majeure unless specifically stated in this Agreement. For the avoidance of doubt, events, causes and conditions affecting the customers of ELI shall not excuse ELI from performing its payment obligations under this Agreement. In the event that ELI continues to receive revenue from End-Users under this Agreement during a Force Majeure event, ELI will not be excused from performing its payment under this Agreement.


     (b)  Notices


          All notices and other communications under this Agreement shall be properly given only if made in writing; and


          (1) mailed by certified mail, return receipt requested, postage prepaid; or


          (2) delivered by facsimile transmission followed by certified mail to the Party's at the address or facsimile number set forth in this section 23(b) or such other address or facsimile number as such Party may designate by notice to the other Party. Such notices and other communications shall be effective on the date of receipt. If any such notice or communication is not received or cannot be delivered due to a change in the address of the receiving Party of which notice was not previously given to the sending Party or due to a refusal to accept by the receiving Party, such notice or other communication shall be effective on the date delivery is attempted.


If to Bonneville:                The Bonneville Power Administration
                                 P.O. Box 3621
                                 Portland, OR 97208-3621
                                 Attn:  To be identified under separate letter


with a copy to:                  The Bonneville Power Administration
                                 P.O. Box 3621
                                 Portland, OR 97208-3621
                                 Attn:  To be identified under separate letter



If to ELI:                       Electric Lightwave, Inc.
                                 8100 NE.  Parkway Drive, Suite 150
                                 Vancouver, WA
                                 Attn:  Legal Affairs
                                 Phone:  (360) 892-1000
                                 FAX:  (360) 253-4425



     (c)  Assignment


          ELI shall not sell, assign, lease, sublease, sublicense or otherwise allow use of ELI's License under this Agreement to any person or entity without Bonneville's written approval; which approval shall not be unreasonably withheld. Notwithstanding the foregoing, ELI may assign in writing its rights and responsibilities under this Agreement to a corporate parent, subsidiary or commonly owned affiliate, upon written notification to Bonneville, and a guarantee by its parent company, Citizens Utilities to perform the obligation of ELI under this Agreement. Any permitted assignment or other transfer of rights hereunder shall be in writing and shall specify that the assignee or other transferee is bound by the terms and conditions of this Agreement to the same extent as if it were the original named party instead of ELI hereunder. In the event that ELI sells, assigns, leases, subleases, or otherwise allows use of ELI's License under this Agreement, ELI or its assigned entity, shall designate a single point-of-contact to Bonneville for all activities relating to this Agreement. A sale, transfer or distribution (by way of a dividend or otherwise) in one or a series of transactions of 50 percent or more of the capital stock of the entity that holds the License shall be deemed to be an assignment of the License.


     (d)  Partial Invalidity


          If any provision of this Agreement is determined by a proper court to be invalid, illegal or unenforceable, such invalidity, illegality, or unenforceability shall not affect the performance of other provisions of this Agreement and this Agreement shall remain in full force and effect without such invalid, illegal or unenforceable provision; provided that if any such invalid, illegal, or unenforceable provision results in frustration of this Agreement, such that ELI cannot perform under section 12, Bonneville shall have the right to terminate in accordance with section 20.


     (e)  Governing Law


          This Agreement shall be governed by and construed in accordance with Federal law.


     (f)  Terms Generally


          The defined terms in this Agreement shall apply equally to both the singular and the plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine, and neuter forms. The term "person" includes individuals, corporations, partnerships, trusts, other legal entities, organizations, and associations, and any Government or governmental agency or authority. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation."
          The words "approval," "consent" and "notice" shall be deemed to be preceded by the word "written."

     (g)  Relationship of the Parties


          Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency or joint venture relationship between or among the Parties hereto. The performance by the Parties of all duties and obligations hereunder shall be as independent contractors and not as agents of the other Party, and no persons employed or utilized by a performing Party shall be considered employees or agents or the other.


     (h)  Waivers


          No waiver of any provision or breach of this Agreement shall be effective unless such waiver is in writing and signed by the waiving Party and any such waiver shall not be deemed a waiver of any other provision of this Agreement or any other breach of this Agreement.


     (i)  Confidentiality


          If and to the extent any information or documents furnished by one Party to the other under this Agreement is confidential or proprietary to the furnishing Party, the receiving Party shall treat such information or documents as confidential and proprietary and shall take reasonable steps to protect against the unauthorized use or disclosure of such information or documents; provided, that such information and documents are conspicuously marked or otherwise clearly identified as confidential or proprietary when furnished; and provided, further, that this section 23(i) shall not apply to information or documents in the public domain or to information or documents required to be disclosed by any law, rule, regulation, order, or other requirement of any governmental authority having jurisdiction. If a Freedom of Information Act request is received by Bonneville for such written information or documents, Bonneville must promptly notify ELI of such request and will, further, notify ELI if Bonneville is required to disclose such written information or documents.

     (j)  No Third-Party Beneficiaries


          This Agreement creates rights and obligations only between the Parties hereto. The Parties hereto expressly do not intend to create any obligations or promise of performance to any other third person or entity nor have the Parties conferred any rights or remedy upon any third person or entity other than the Parties hereto, their respective successors or assigns to enforce this Agreement.


     (k)  Miscellaneous


          Neither Party shall make public announcement of this Agreement or the transactions contemplated by this Agreement without the prior consent of the other Party, unless such public announcement is necessary to comply with applicable law. This Agreement shall benefit and bind ELI and Bonneville and their respective permitted successors and assigns. Time is of the essence of this Agreement. This Agreement may be executed in counterparts, each of which shall be an original, but all of which shall constitute one and the same Agreement.

          This Agreement may not be amended or modified except by a written instrument signed by ELI and Bonneville.


IN WITNESS WHEREOF, the Parties hereto have executed this Agreement in two counterparts.


                              UNITED STATES OF AMERICA
                              Department of Energy
                              Bonneville Power Administration



                              By  /s/ Walter E. Pollock
                                --------------------------------
                                  Group Vice President, Marketing,
                                  Conservation and Production



                              Name Walter E. Pollock
                                  -------------------------------
                              (Print/Type)

                              Date 3/29/96
                                  -------------------------------




ELECTRIC LIGHTWAVE, INC.



By  /s/ David B. Sharkey
  ---------------------------


Name  David B. Sharkey
    -------------------------
(Print/Type)


Title  President
     ------------------------



Date   3/29/96
     -----------------------

                                    Exhibit A, Page 1 of 1
                                    Contract No. 96MS-95240
                                    ELI Telecommunications Corporation
                                    Effective on the Effective Date



                                   Exhibit A
                               ROUTE DESCRIPTION


The following Route description is a best estimate of how the Route will be laid out. Difficulties may arise along the Route that will require Bonneville to make adjustments that could alter the final Route.

The southern terminus of the route begins at Bonneville's Keeler Substation located 8 miles west of Portland. The cable is attached to the St. Johns-Keeler No. 2 wood pole line and deadends at St. Johns Substation located 10 miles northwest of Portland. The cable is then attached to the Ross-St. Johns No. 1 steel tower line, crosses the Columbia river and deadends at Ross Substation located 12 miles north of Portland. Going north out of Ross Substation the cable is attached to the Ross-Lexington No. 1 steel tower line and deadends at Lexington substation located a few miles north of Longview. The cable is then attached to the Lexington-Longview No. 1 wood pole line that deadends at Longview substation located in the west part of Longview. The cable then is attached from a point 2 miles north of Lexington out of Longview on the Longview-Chehalis No. 1 steel tower line and deadends at Chehalis substation located 4 miles south of Chehalis. The cable then goes north out of Chehalis for 11 miles on the Chehalis-Covington steel tower line and then is attached to the Paul-Allston No. 2 for the last 3 miles going into Paul substation located 3 miles northeast of Chehalis. The cable goes north out of Paul on the Paul-Satsop No. 1 steel tower line and deadends on the wood pole lines south of Olympia substation located in the southwest part of Olympia. The cable then goes west and north on the Olympia-Grand Coulee No. 1, the Olympia-White River No. 1 and the Chehalis-Covington No. 1 steel tower lines until it terminates at Covington substation. The total length of the route is approximately 192 miles and will require 5 regeneration stations located near Bonneville facilities along the way. For the majority of the length we plan to use ADSS single-mode cable but where necessary will switch to an OPGW cable.

                                         Exhibit B, Page 1 of 4
                                         Contract No. 96MS-95240
                                         ELI Telecommunications Corporation
                                         Effective on the Effective Date



                                   Exhibit B
                             PAYMENT SPECIFICATIONS


ELI's monthly payment to Bonneville is equal to the MONTHLY PAYMENT
                                                    ---------------
corresponding to the
GROSS REVENUE VALUE found in the left column of TABLE 1 or the GFV, whichever is
-------------------
greater.

                                   TABLE 1[*]





The GROSS REVENUE VALUE (GRV) will be determined using the following formula:

GRV = ELITSV + EUTRSV + DFLV + OSV

Where:
GRV = GROSS REVENUE VALUE
GFV = GUARANTEED FEE VALUE
ELITSV = ELI TRANSPORT SERVICE VALUE(S)
EUTSV = END-USER TRANSPORT SERVICE VALUE(S)
DFLV = DARK FIBER LEASE VALUE(S)
OSV = OTHER SERVICE VALUE(S)






--------------------------

* Confidential material has been omitted pursuant to a request for confidential treatment. Such material has been filed separately with the Securities and Exchange Commission.

                                    Exhibit B, Page 2 of 4
                                    Contract No. 96MS-95240
                                    ELI Telecommunications Corporation
                                    Effective on the Effective Date



                          SAMPLES OF REPORTING SUMMARY
                            AND PAYMENT CALCULATION



The samples below are not based on actual data generated but are to be used for sample purposes only. The Payment Calculation demonstrates how the payment calculation is to be applied and the Summary Report specifies the information and format ELI shall use for reporting information to Bonneville.





                                                Month  Month  Month  Month  Month  Month  Month  Month  Month  Month  Month  Month
                                                  1      2      3      4      5      6      7      8      9      10     11     12
                                                 GRV    GRV    GRV    GRV    GRV    GRV    GRV    GRV    GRV     GRV   GRV    GRV
If monthly                  %
  GRV is    multiply        of
 between     result    by   GRV   Plus  Adder    [*]    [*]    [*]    [*]    [*]    [*]    [*]    [*]    [*]    [*]    [*]    [*]
 -------     ------    --   ---   ----  -----    ---    ---    ---    ---    ---    ---    ---    ---    ---    ---    ---    ---
   [*]         [*]      x   [*]    +     [*]     [*]

   [*]         [*]      x   [*]    +     [*]            [*]

   [*]         [*]      x   [*]    +     [*]                   [*]

   [*]         [*]      x   [*]    +     [*]                          [*]

   [*]         [*]      x   [*]    +     [*]                                 [*]

   [*]         [*]      x   [*]    +     [*]                                        [*]    [*]

   [*]         [*]      x   [*]    +     [*]                                                      [*]    [*]    [*]    [*]    [*]



                              *Calculated Value: [*]

                  Monthly Payment to BPA by ELI: [*]
                  ------------------------------
        (the greater of GFV or Calculated Value)

*GFV (Guaranteed Fee Value):[*]
[*] Confidential material has been omitted pursuant to a request for confidential treatment. Such material has been filed separately with the Securities and Exchange Commission.

                                    Exhibit B, Page 3 of 4
                                    Contract No. 96MS-95240
                                    ELI Telecommunications Corporation
                                    Effective on the Effective Date



                                    TABLE X

                                    MONTH 6
                                ACCOUNT SUMMARY



                                                              VALUE FOR
ACCOUNT NAME   SERVICE TYPE     UNIT PRICE    # OF UNITS      THE MONTH


ELI            DS3               $  3,000      8               $   24,000
ELI            DS3               $  3,000      1               $    3,500
ELI            DS3               $  3,700      1               $    3,500
ELI            DS3               $  3,300      6               $   19,800
ELI            DS3               $  3,200      1               $    3,200
A              DS1               $  1,020      2               $    2,040
A              DS3               $  3,100      1               $    3,100
B              dark fiber        $     50      6*              $   60,000
C              dark fiber        $     43      4*              $   34,400
D              OC3               $100,000      1               $  100,000
D              DS1               $  1,020      1               $    1,020
D              DS3               $  3,200      1               $    3,200
E              dark fiber        $     51      4*              $   41,000
F              DS1               $    940      5               $    4,700

MONTHLY GROSS REVENUE VALUE (GRV):                             $  303,660


*@ 200 miles per fiber

                                    Exhibit B, Page 4 of 4
                                    Contract No. 96MS-95240
                                    ELI Telecommunications Corporation
                                    Effective on the Effective Date



GUARANTEED FEE VALUE



ELI shall transfer to the Cable all of ELI's Transport Services traffic and transport traffic associated with ELI's provisioning of Value-Added Services between the Originating and Terminating Markets on the date of energization of the Cable, or as soon thereafter as is practicable.

[*]








-----------------------

* Confidential material has been omitted pursuant to a request for confidential treatment. Such material has been filed separately with the Securities and Exchange Commission.

                                    Exhibit C, Page 1 of 1
                                    Contract No. 96MS-95240
                                    ELI Telecommunications Corporation
                                    Effective on the Effective Date



                                   EXHIBIT C
                               MILESTONE SCHEDULE


See attached Exhibit C.

                                   EXHIBIT C

             Install Fiber between Keeler and Covington Substations
                           72 Single Mode Fiber Count
                              Preliminary Schedule




                                                                              1996           1997
ID  TASK NAME                                        DURATION     START    J  F  M  A M J J A S O N D   J F M A M J J A S O N D J F
1   Project Design                                     131d       1/15/96  X  X  X  X X X
2   Environmental Study                                 45d       1/15/96  X  X  X
3   Establish Substation and Slice configurations       30d       1/15/96  X  X
4   Establish Order of construction and outage          19d       1/15/96  X  X
5   Cable and Slice Locations Designed                  32d        2/1/96     X  X
6   Stringing and Sagging Charts Complete                0d       7/15/96                *7/15
7   Prepare Construction Solicitation                   32d        3/1/96        X  X
8   Check Land rights                                   47d        2/1/96     X  X  X
9   Obtain Missing Permits                              66d        3/1/96         X X  X
10  Surveys                                             23d        4/1/96           X
11  Materials                                           65d        4/1/96           X X X
12  Construction                                       155d        7/1/96                 X  X  X X X X   X
13  Test and Energize                                   11d       1/31/97                                 X


----------------------------------------------------
        Task            Summary         Rolled Up
                                        Progress

        Progress        Rolled Up Task

        Milestone       Rolled Up
                        Milestone
----------------------------------------------------
           Keeler-Covington Fiber 1/8/96

                                    Exhibit D, Page 1 of 4
                                    Contract No. 96MS-95240
                                    ELI Telecommunications Corporation
                                    Effective on the Effective Date



                                   EXHIBIT D
                        COMMERCIAL FIBER SPECIFICATIONS


Bonneville shall meet or exceed these specifications. In the event that Bonneville's performance requirements for its communication system requires Bonneville to exceed the standards and requirements specified in this Exhibit E, Bonneville shall apply the higher standard.

ELI Network Span and Final Acceptance Requirements:

1.0  Design Criteria:
     ---------------

The number of cable splices at the time of original construction must be designed to an average of 4 km between splices. Due to cable cuts, and cable relocation, additional splices are allowed. The number of splices must be closely monitored to insure attenuation and reflection tolerances are maintained.

Construction:
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Cable must be constructed in accordance with sound commercial practices. The National Electrical Code shall be followed in every case except where local regulations are more stringent, in which case local regulations shall govern.

2.0  Typical Fiber Cable Information:
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Single mode fiber specifications may vary, depending on the fiber manufacturer. Typical concatenated levels of 0.35 dB per km @ 1310nm and 0.25 per km @ 1550nm are expected.
3.0  Span Requirements:
     -----------------

Span documentation must be performed using the two following methods: OTDR (optical time domain reflectometer) and insertion loss (stabilized light source and power meter) measurement in each direction at 1550nm wavelength.

  o  Maximum total span loss must not exceed 35.0 dB at 1550nm.
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  o  Maximum dB/Km loss must not exceed 0.35 dB/Km at 1550nm.
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                                    Exhibit D, Page 2 of 4
                                    Contract No. 96MS-95240
                                    ELI Telecommunications Corporation
                                    Effective on the Effective Date



  o In no case shall a fiber show a point discontinuity greater than 0.1dB. Discontinuities (know as steps, splices or attenuation non uniformities) shall be measured with an optical time domain reflectometer (OTDR) to determine the loss of the localized attenuation. The lease squares fit method of measurement must be used to determine the magnitude of the loss of a point discontinuity.

  o  Typical span scenario 30.0 dB = 120 Km X .25 dB/Km.

  o Maximum fiber loss scenario 35.0 dB = 100 Km X .85 dB/Km. (depends on regeneration huts)

  o  Maximum span dispersion = 2250 ps/mn/Km.

  o Performance levels must be maintained as accepted during the entire duration of the agreement.

  o Test data including OTDR hard copies or electronic data must be submitted to Common System Engineering before Final Acceptance. ELI, at its discretion, may choose to physically monitor any or all testing associated with Final Acceptance of the ELI Fibers.

In the event the measured span measured values exceeds the calculated values, Bonneville will perform corrective maintenance as required to restore the ELI Fibers to the calculated values.

4.0 Splice Loss:
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the splice loss will average 0.10dB. All splicing will be performed by proprietor pursuant to fibers leased agreement. Further, no individual splice will exceed 0.50dB. Splices shall be measured using bi-directional methods to average absolute splice loss. All fiber splicing must be fusion type:
                              --------------------------------------

                                    Exhibit D, Page 3 of 4
                                    Contract No. 96MS-95240
                                    ELI Telecommunications Corporation
                                    Effective on the Effective Date



6.0  Compliance:
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Customer, at its discretion, may choose to physically monitor any or all testing associated with acceptance of Fibers. Test data including OTDR hard copies or electronic data must be submitted to the customer for review. Customer has the option to vainer any specifications and/or requirements listed in the technical specification criteria. (Limited to ELI receiving a hard copy of their fiber only.)

8.1  Waivers:
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The proprietor must provide Fibers with attenuation of not greater than 0.35 loss per. km@ 1550nm and will not be required to perform corrective maintenance under .25 dB to reduce span attenuation.

9.0  Key optical performance Characteristics Required For Single-Mode Optical
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     Cables:
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9.1  Attenuation Single Mode Non-Shifted:
     -----------------------------------

  o  The attenuation must not exceed 0.30 dB/Km when measured at a wavelength of
     1.55 microns (1550nm) using the two point measurement.

  o  The attenuation must not exceed 0.40 dB/Km when measured at a wavelength of
     1.30 microns (1310nm) using the two point measurement.

9.2  Attenuation Single Mode Dispersion Shifted:
     ------------------------------------------

  o  The attenuation must not exceed 0.25 dB/Km when measured at a wavelength of
     1.55 microns (1550nm) using the two joint measurement.

9.3  Attenuation Versus Wavelength Single-Mode and Dispersion Shifted:
     -----------------------------------------------------------------

  o The attenuation for the wavelength region form 1525 nm to 1575 nm must not exceed the attenuation at 1550 nm by more than 0.05 dB/Km.

9.4  Chromatic Dimension Non-Dispersion Shifted (ps/nm-km):
     ------------------------------------------------------

  o For conventional single mode fibers, the zero dispersion wavelength must be 1301.5 to 1321.5nm. The maximum dispersion slope (SoMAX) must be no greater than 0.092 ps/(km-nm2). The nominal zero dispersion wavelength must be near 1310nm.

                                    Exhibit D, Page 4 of 4
                                    Contract No. 96MS-95240
                                    ELI Telecommunications Corporation
                                    Effective on the Effective Date



  o zero dispersion range. The dispersion between 1530 and 1570 nm must be less than or equal to 18 ps/(nm-km).

9.6  Cutoff Wavelength:
     -----------------

  o  The cutoff wavelength of cabled fiber must be less than 1260 nm.

9.7  Core Diameter:
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  o  The core diameter must be typically 8.3+0.13.
                                            -

9.8  Temperature:
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  o  Operating Temperature Range -60 C to +85 C.

Bonneville will insure that the Cable and related appurtenances meet all of the above optical performance characteristics operating systems power level.